Exhibit 10.2

AMENDMENT TO THE
MARCH 20, 2015
PERFORMANCE-BASED RESTRICTED STOCK UNITS
AWARD AGREEMENT

WHEREAS, STARZ, a Delaware corporation (the “Company”) maintains the Starz 2011 Incentive Plan (Amended and Restated as of October 15, 2013) (as has been or may hereafter be amended, the “Plan”). Capitalized terms used and not otherwise defined in this Amendment will have the meanings ascribed to them in the Plan.
WHEREAS, pursuant to the Plan, the Compensation Committee of the Board of Directors of the Company (the “Committee”) previously made grants of performance-based Restricted Stock Units with a Grant Date of March 20, 2015 (each such grant, a “2015 Grant”), with each 2015 Grant documented by a Performance-Based Restricted Stock Units Award Agreement (the “Award Agreement”).
WHEREAS, under Section 13 of the Award Agreement and Section 10.7(b) of the Plan, with the consent of the Holder and subject to the terms and conditions of the Plan, the Committee may amend outstanding Award Agreements with any Holder.
WHEREAS, the Committee desires to amend the Award Agreements for all outstanding (as of February 24, 2016) but unvested 2015 Grants, with the consent of the Holder of each such 2015 Grant, to provide that if a Holder’s employment is terminated in a Retirement Event (as defined below), such Holder’s Restricted Stock Units will remain outstanding following such Retirement Event and the Holder may vest as of the Committee Certification Date (as defined in the Award Agreement) in a pro rata portion of any Restricted Stock Units that would have vested had the Holder remained employed through December 31, 2017 based on the portion of the three-year period ending on December 31, 2017 that the Holder was employed with the Company or its Subsidiaries.
NOW, THEREFORE, effective as of February 24, 2016, for all outstanding (as of February 24, 2016) but unvested 2015 Grants, the Committee hereby amends the Award Agreements for such 2015 Grants as follows:

A.	Section 1 of the Award Agreements is amended to add the following definitions, inserted in the appropriate alphabetical order:
“Competitive Activities” occur when the Grantee, during the Post-Retirement Period, directly or indirectly:

(a)
as principal or agent, or in any other capacity, owns, manages, operates, participates in, or is employed by (including, but not limited to, service as a freelance employee or freelance contractor, an independent contractor, or consultant) HBO, Showtime, Amazon, Epix or Netflix, or any successor in interest to or affiliate of the foregoing entities; provided, that Competitive Activities does not include Grantee owning securities of any such entity, so long as such securities are listed on a national securities exchange or quoted

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on the Nasdaq Stock Market, to the extent of an aggregate of 5% of the outstanding shares of such securities;

(a)
solicits or diverts any business or any customer from any Starz Group member or assists any person in doing so or attempting to do so, or causes or seeks to cause any person to refrain from dealing or doing business with any member of the Starz Group or assists any person in doing so or attempting to do so,

(b)
solicits or induces or causes or authorizes others to solicit or induce, directly or indirectly, any person employed by any member of the Starz Group to leave such employment with the Starz Group member, or

(c)
discloses or furnishes to, or uses for the benefit of, any other person, firm or corporation any Confidential Information, except in the course of the proper performance of the Grantee’s employment duties or as required by law (in which event the Grantee shall give prior written notice to the Company and shall cooperate with the Company in complying with such legal requirements).

“Confidential Information” means any and all non-public information as to which any member of the Starz Group takes reasonable steps to protect the confidentiality of and that affects or relates to the business of the Starz Group, including, without limitation: (a) financial data, customer lists and data, licensing arrangements, business strategies, pricing information, product development, intellectual, artistic, literary, dramatic or musical rights, works, or other materials of any kind or nature (whether or not entitled to protection under applicable copyright laws, or reduced to or embodied in any medium or tangible form), including, without limitation, all copyrights, patents, trademarks, service marks, trade secrets, contract rights, titles, themes, stories, treatments, ideas, concepts, technologies, art work, logos, hardware, and software; (b) such information as may be embodied in any and all computer programs, tapes, diskettes, disks, mailing lists, lists of actual or prospective customers and/or suppliers, notebooks, documents, memoranda, reports, files, correspondence, charts and lists; and (c) all other written, printed or otherwise recorded material of any kind whatsoever and any other information, whether or not reduced to writing, including “know-how,” ideas, concepts, research, processes, and plans. “Confidential Information” does not include information relating to the Grantee’s working conditions or wages, information that is in the public domain, information that is generally known in the trade, or information that the Grantee can prove he or she acquired wholly independently of his or her employment with the Company.
“Post-Retirement Period” means the period from the date of Grantee’s termination of employment pursuant to a Retirement Event through December 31, 2017.
“Retirement Event” means the termination of Grantee’s employment for any reason other than Cause, death or Disability if (a) the Grantee is age 62 or older on the date of such termination of employment or (b) the Grantee is at least age 55 but not yet age 62 on the date of such termination of employment, and the Grantee has, as of such termination date,

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been continuously employed by the Company or any Subsidiary for at least ten consecutive 12-month periods measured from the Grantee’s hire date with the Company or any Subsidiary (as reflected in the payroll records of the Company) to the anniversaries of that date, without interruption by resignation, discharge, layoff, or other termination of employment for any reason.
“Starz Group” means Starz, a Delaware corporation (and any successor thereto) and its (or its successor’s) direct and indirect subsidiaries (defined for this purpose as any entity which is more than 50% owned).

B.	The second sentence of Section 3(c) of the Award Agreements is amended to read in its entirety as follows:
“The Committee will then promptly notify the Grantee regarding the number of Restricted Stock Units, if any, that have vested pursuant to this Section 3 as of the Committee Certification Date, after taking into account Section 6.A(e) if applicable (with any fractional Restricted Stock Unit rounded up to the nearest whole Restricted Stock Unit).”

C.	Section 6.A.(a) of the Award Agreements is amended to read in its entirety as follows:
“(a)    Except as provided in Section 6.A.(d) or Section 6.A.(e), if the Grantee’s employment with the Company or a Subsidiary terminates for any reason other than death or Disability, then the Restricted Stock Units will be forfeited as of the Close of Business on the date of such termination of employment; provided, that if the Grantee remains employed until the Close of Business on December 31, 2017 and the Grantee’s employment then terminates without Cause on or prior to the Committee Certification Date, the Restricted Stock Units will remain outstanding until the Committee Certification Date and will vest on such date to the extent the Committee certifies they have vested in accordance with Section 3;”

D.	A new Section 6.A.(e) is added to the Award Agreements to read in its entirety as follows:
“(e)    If the Grantee’s employment with the Company or a Subsidiary is terminated by the Grantee, the Company or such Subsidiary in circumstances constituting a Retirement Event and the Grantee does not engage in any Competitive Activities during the Post-Retirement Period as reasonably determined by the Company, the Grantee will become vested as of the Committee Certification Date in a number of Restricted Stock Units equal to: (i) the number of Restricted Stock Units, if any, that would have vested pursuant to Section 3 as of the Committee Certification Date (with any fractional Restricted Stock Unit rounded up to the nearest whole Restricted Stock Unit) had the Grantee remained employed, multiplied by (ii) a fraction, the numerator of which is the number of days between January 1, 2015 and the date of termination of employment pursuant to the Retirement Event, and the denominator of which is 1,096. The requirement that the Grantee not engage in Competitive Activities in order to vest in Restricted Stock Units pursuant to this Section 6.A.(e) is intended to protect the trade secrets and other business interests of the Company. If the Grantee elects to engage in any Competitive Activities during the Post-

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Retirement Period as reasonably determined by the Company, the Grantee shall deliver to the Company, at least ten (10) business days prior to commencing any such Competitive Activities, a written notice advising the Company of (y) the Grantee’s intent to commence Competitive Activities, and (z) the commencement date for such Competitive Activities. If the Grantee engages in Competitive Activities prior to the expiration of the Post-Retirement Period, the Grantee will not become vested in any Restricted Stock Units pursuant to this Section 6.A.(e), and any Restricted Stock Units that are outstanding and unvested as of the Committee Certification Date will be forfeited as of such date.”

E.
The changes contained in this Amendment shall be effective with respect to a 2015 Grant only with the consent of the Holder of such 2015 Grant, with such consent to be evidenced by Grantee’s electronic acceptance of this Amendment via the UBS online platform, or any other method that may be specified by the Committee.

F.	Except as provided above, the Award Agreement and the Plan shall remain unchanged and shall remain in full force and effect.

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